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[LOGO]  ST PAUL BANCORP INC.                          NEWS

        Holding Company For
        St. Paul Federal Bank
                                                      For Immediate Release

        6700 West North Avenue                        Date:     January 13, 1994
        Chicago, Illinois 60635                       Contact:  Robert N. Parke
        (313) 622-5000                                          (312) 804-2360
                                                                       or
                                                                Susan H. Fisher
                                                                (312) 804-2284


              St. Paul Bancorp Announces Stock Repurchase Program


Chicago, IL, January 13, 1994 -- St. Paul Bancorp, Inc. (NASDAQ: SPBC), the holding company for Chicago-based St. Paul Federal Bank For Savings, today announced that it intends to repurchase up to 984,000 shares (approximately 5%) of its currently outstanding common stock from time to time over the next six months in open market (and privately negotiated) transactions. Under the program, no shares would knowingly be purchased from officers or directors of St. Paul Bancorp.

        Commenting on the repurchase program, Joseph C. Scully, Chairman and Chief Executive Officer, said "The Board of Directors considers St. Paul Bancorp's stock to be an attractive investment at this time. Our primary objective in authorizing the repurchase program is to increase return on equity and earnings per share of those shares of St. Paul Bancorp stock that remain outstanding after the repurchases."

        St. Paul Bancorp, which presently has 19,683,981 shares of common stock outstanding, is the holding company for St. Paul Federal Bank For Savings, the largest independent thrift based in Illinois. St. Paul Federal operates 50 retail banking offices throughout metropolitan Chicago. The Company also provides discount brokerage, insurance, annuity and real estate





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St. Paul Bancorp, Inc.
Stock Repurchase - Page 2



development services through other subsidiaries.

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